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                                                                        Ex 99(j)

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 24, 2004, relating to the financial statements and financial highlights, which appear in the December 31, 2003 Annual Report to Shareholders of JPMorgan Bond Portfolio, JPMorgan U.S. Large Cap Core Equity Portfolio, JPMorgan Mid Cap Value Portfolio, JPMorgan Small Company Portfolio and JPMorgan International Equity Portfolio, which report is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights," "Financial Statements" and "Independent Accountants" in such Registration Statement.


PricewaterhouseCoopers LLP
New York, New York
April 13, 2004